RepliGen
                                                      Letter from the President

To Our Shareholders:

Repligen has undergone significant changes over the past year culminating in the acquisition of Glycan Pharmaceuticals on March 15, 1996. Glycan was founded in 1993 by me and two other former senior managers of Repligen, and we have now assumed responsibility for managing Repligen. As described below, the Glycan acquisition brings to the Company new drug discovery technology which will become a cornerstone for future development.

Following the acquisition, our first task has been to stabilize the Company's financial condition by accelerating the restructuring process begun earlier in the year. In May 1996, we established a new corporate headquarters in Needham, Massachusetts, in facilities previously used by Repligen for manufacturing. This 13,000-square-foot facility will meet our office, research and manufacturing requirements for the next several years, and will result in an annual savings of more than $2 million. The new facility, coupled with significant reductions in administrative overhead expenses, has enabled us to restore financial stability to the Company. Our ongoing operations can be sustained for two years without additional new sources of revenue or financing.

Currently, Repligen has more technology assets than it can support through internal funding. Thus, a second critical activity following the merger has been to review the Company's programs in order to decide which ones warrant further development and whether that development would be best pursued through an asset sale, by establishing a collaboration with a pharmaceutical partner, or through internal funding. This process has now been completed, and we are actively pursuing the sale or license of several of these assets to ensure they are properly developed and to improve the Company's financial position. The status of our programs along with an indication of how we intend to develop them is summarized below.

Acute Inflammation
Our lead product candidate is a monoclonal antibody to a receptor, CD11b, which is found on the surface of a type of white blood cell implicated in acute inflammation. In numerous animal studies, antibodies to CD11b have demonstrated a powerful, short-term anti-inflammatory effect. This type of pathological inflammation is observed in many medical conditions including cardiopulmonary bypass surgery. Repligen's first-generation antibody, RG1010, has been evaluated in four small clinical studies. Two initial studies demonstrated that the antibody had an acceptable half-life in the body and was clinically safe.

In a subsequent study, the drug was compared to a placebo (no treatment) for its ability to block complications in the lung which occur in some patients following bypass surgery. This study enabled us to assess numerous clinically important parameters such as the degree of lung injury, time-of-use of breathing tubes to maintain proper respiration during post-surgical recovery, and length of post-operative hospitalization. We are encouraged by the results observed in this study. Enrollment has been completed in a fourth study in patients undergoing surgery to repair an aneurysm (weakness) in their aorta. We expect to complete the analysis of the results of this study by the end of 1996 and to report these findings at an appropriate clinical meeting.

We believe that the data justify further testing of RG1010 or a second-generation product, RG1014, in which the drug has been modified or "humanized" in order to further improve its clinical profile. The "humanized" antibody appears to have equivalent activity to RG1010, and we intend to focus future development efforts on this product form. Initial activities for this program will be internally funded; however, to maximize the potential of RG1014, we will seek a partnership with a pharmaceutical company willing to financially support multiple clinical trials.

Immune Modulation
A second program which we will seek to develop through a collaboration is Repligen's immuno-modulation technology, which has the potential to identify new drug candidates for organ transplant and certain autoimmune diseases. This technology is focused on a series of cell surface molecules (including B7, CD28, CTLA4) which have been shown in the past several years to be part of a critical switch which regulates how the immune system responds, for example, to an organ transplant. Animal experiments in models of organ transplantation and in models of autoimmunity have validated the importance of this pathway. Repligen has a significant collection of reagents which can be used to develop high-throughput screening assays to identify compounds which may control this immune switch. We will seek to apply these assays to the screening of a pharmaceutical company's compound library through a collaboration.

Glyceptor Screens
Through the acquisition of Glycan, Repligen acquired a series of high-throughput screening assays which facilitate the discovery of new compounds capable of blocking the interaction of certain proteins, including inflammatory factors, with a type of cell surface carbohydrate known as a glycosaminoglycan (a "Glyceptor"). Through our majority-owned subsidiary, ProsCure, Inc., we have also developed Glyceptor-based assays for the discovery of inhibitors of certain growth factors implicated in the uncontrolled proliferation of tumor cells. One of these assays is being used to screen libraries of compounds produced at Repligen, and a second is currently being evaluated by a pharmaceutical partner. Our research on a third inflammatory factor is supported by a research contract with Glaxo Wellcome plc., the world's largest pharmaceutical company. We will seek additional pharmaceutical collaborations to broaden the application of these assays to drug discovery.

Combinatorial Chemistry
The Glycan acquisition also brought to Repligen a combinatorial chemistry technology for the synthesis of libraries of compounds. Combinatorial chemistry is a new technique for drug discovery capable of producing large collections of compounds with diverse characteristics. The coupling of combinatorial chemical libraries with rapid screening assays is a new method for drug discovery which has been quickly adopted by the pharmaceutical industry.

Repligen's combinatorial chemistry is based on solution phase synthesis in which three or more starting materials combine in a single step to produce the desired compound. This "one step" synthesis is accomplished by the simple mixing of solutions containing the reactive starting materials and can be carried out more efficiently than many current methods for library construction. This improved efficiency will enable us to create libraries of compounds whose structures are customized to the characteristics of the drug discovery target, thereby increasing the probability of finding lead compounds. Repligen has constructed libraries for use with its Glyceptor Screens and intends to further develop this technology with internal funding. Protein A Repligen's principal source of product revenue is from the sale of Protein A. Products containing Protein A are used by the pharmaceutical and biotechnology industries as a key component in the purification of therapeutic monoclonal antibodies. Repligen manufactures and markets a series of products based on Protein A which in the past year achieved sales of approximately $1 million. There is an opportunity to substantially expand our sales volume while maintaining excellent profitability for this product by working closely with our key customers to provide them with the product forms, technical support and quantities they require. Profits from the Protein A business will be used to partially offset expenditures from the internally funded programs.

Future Outlook
The difficulties of the past year have overshadowed the true potential that exists in the Company's technology portfolio. By stabilizing our financial position and focusing on the programs with real promise, we now have a foundation for increasing shareholder value. Repligen today has a new management team, significant technological and intellectual property, and a plan to develop its assets while enhancing its financial stability. Thank you for your ongoing support. I look forward to keeping you informed of our progress during the coming year.

All shareholders will receive quarterly reports. If you would also like to receive news releases, please forward your address in writing, by FAX or by e-mail to investors@repligen.com.

Sincerely,


Walter C. Herlihy
President & Chief Executive Officer

RepliGen
117 Fourth Ave.
Needham, MA  02194
Telephone:  617-449-9560
Telefax:  617-453-0048       (C) Repligen Corporation, July 1996

This letter contains statements of a forward-looking nature relating to future events. Shareholders are cautioned that such statements are predictions and that actual events or results may differ materially.

                              Repligen Corporation

                              117 Fourth Avenue
                              Needham, MA 02194
                                (617-449-9560)

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD SEPTEMBER 10, 1996

To the Stockholders:

The Annual Meeting of Stockholders of Repligen Corporation (the "Company") will be held on Tuesday, September 10, 1996, 10:00 A.M. local time, at the offices of the Company, 117 Fourth Avenue, Needham, Massachusetts, for the following purposes:

1. To elect a Board of four directors for the ensuing year.

2. To consider and act upon a proposal to ratify the selection of the firm of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ended March 31, 1997.

3. To consider and act upon a proposal to amend the 1992 Repligen Corporation Stock Option Plan to increase the number of options the Company may grant to its directors.

4. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on July 18, 1996 as the record date for determining the stockholders having the right to receive notice of and to vote at said Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by stockholders during ordinary business hours for a period of ten (10) days prior to the Annual Meeting at the offices of the Company set forth above. The list will also be available at the Meeting.

                                       By Order of the Board of Directors

                                       /s/ Daniel P. Witt

                                       Daniel P. Witt, Secretary

     All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Needham, Massachusetts
July 25, 1996

______________________________________________________________________________
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO SIGN AND DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.
______________________________________________________________________________

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                              SEPTEMBER 10, 1996

                             GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors (the "Board") of Repligen Corporation, a Delaware corporation (the "Company"), of Proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Tuesday, September 10, 1996, and at any adjournments thereof (the "Annual Meeting" or the "Meeting"). Only stockholders of record as of July 18, 1996 (the "Record Date") will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 15,602,542 shares of Common Stock, $.01 par value (the "Common Stock") of the Company were issued and outstanding.

     The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date then the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Repligen Corporation; 117 Fourth Avenue; Needham, Massachusetts 02194; Attention: Secretary, at or before the taking of the vote at the Annual Meeting.

     The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly-executed proxies returned in time to be counted at the Annual Meeting will be voted and, with respect to the election of the Board of Directors, will be voted as stated below under "Election of Directors." Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name on the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this Proxy Statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is made.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions, and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. All other matters being submitted to the stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     The Company's Annual Report, containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended March 31, 1996 is being mailed contemporaneously with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to stockholders on or about the date hereof.

     The Company's principal executive offices are located at 117 Fourth Avenue, Needham, Massachusetts 02194. The Company intends to mail this Proxy Statement and related form of Proxy on or about July 25, 1996 to its stockholders of record at the close of business on July 18, 1996.

                              EXECUTIVE OFFICERS

     The executive officers of the Company are identified in the table below. Each executive officer of the Company serves at the pleasure of the Board or until the next annual meeting of the Board of Directors.

          Name         Age                 Positions
- --------------------   ---    --------------------------------------------
Walter C. Herlihy      44     President and Chief Executive Officer
James R. Rusche        42     Vice President, Research and Development
Daniel P. Witt         48     Vice President, Business Development


                           Biographical Information

     Walter C. Herlihy, Ph.D. joined the Company in March 1996 as President, Chief Executive Officer and Director in connection with the Company's merger with Glycan Pharmaceuticals, Inc. ("Glycan"). From 1993 to 1996, Dr. Herlihy was the President and CEO of Glycan. From 1981 to 1993, he held numerous research positions at the Company, most recently as Senior Vice President, Research and Development. Dr. Herlihy holds an A.B. degree in chemistry from Cornell University and a Ph.D. in chemistry from MIT.

     James R. Rusche, Ph.D. joined the Company in March 1996 as Vice President, Research and Development in connection with the Company's merger with Glycan. From 1994 to 1996, Dr. Rusche was a Vice President, Research and Development of Glycan. From 1985 to 1993, he held numerous research positions at the Company, most recently as Vice President, Discovery Research. Dr. Rusche holds a B.S. degree in microbiology from the University of Wisconsin, LaCrosse and a Ph.D. in immunology from the University of Florida.

     Daniel P. Witt, Ph.D. joined the Company in March 1996 as Vice President, Business Development in connection with the Company's merger with Glycan. From 1993 to 1996, Dr. Witt was Vice President, Business Development of Glycan. From 1981 to 1993, he held numerous research positions at the Company, most recently as Vice President, Technology Acquisition. Dr. Witt holds a B.A. degree in chemistry from Gettysberg College and a Ph.D. in biochemistry from the University of Vermont.

                            ELECTION OF DIRECTORS

     At the Annual Meeting, four directors are to be elected to serve until their successors are elected and qualified. The Board has designated the individuals named below as nominees. Proxies received from stockholders of the Company will be voted, unless authority to so vote is withheld, for the election of the Board's nominees. Authority to vote for any or all of the nominees may be withheld in the manner indicated on the enclosed Proxy. If for any reason any of the nominees for election to the Board becomes unavailable for election, the Proxies solicited will be voted for such other nominees as are selected by the Board. The Board has no reason to believe that any of the nominees will not be available or will not serve if elected. In March 1996, the Company acquired and merged with Glycan Pharmaceuticals, Inc. ("Glycan") and in connection with this merger, Walter C. Herlihy was elected as a director by the Board at that time. Mr. Herlihy is being nominated for election by the stockholders of the Company for the first time. All of the other nominees for election at this Annual Meeting are currently directors of the Company and were previously elected by the Company's stockholders as directors of the Company.

The nominees for directors of the Company are as follows:


                                          Year First
                                            Became
             Name                Age       Director
 ------------------------------  ---   --------------
Alexander Rich, M.D. (2)          71         1981
Paul Schimmel, Ph.D. (1) (3)      55         1981
Walter C. Herlihy (3)             44         1996
G. William Miller (2) (3)         71         1982

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Executive Committee.

   The Board recommends a vote FOR each of the nominees for election as directors.

                           BIOGRAPHICAL INFORMATION

     Certain information about the nominees for director is set forth below. This information has been furnished to the Company by the individual nominees.

     Alexander Rich, M.D., Co-Founder and Co-Chairman of the Board of Directors of the Company, has been on the faculty of MIT since 1958 and is the Sedgwick Professor of Biophysics. Internationally recognized for his contributions to the molecular biology of nucleic acids, he has determined their three-dimensional structure and has investigated their activity in biological systems. He is widely known for his work in elucidating the three-dimensional structure of transfer RNA, which is a component of the pro-tein synthesizing mechanism and for his discovery of a novel, left-handed form of DNA. He is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences, Rome and a foreign member of the French Academy of Sciences, Paris. Dr. Rich has been a Director of the Company since 1981. Dr. Rich is a director of Alkermes, Inc., a biotechnology company.

     Paul Schimmel, Ph.D., Co-Founder and Co-Chairman of the Board of Directors of the Company, has been on the faculty of MIT since 1967 and is a Professor of Biochemistry and Biophysics. He is well known for his work in biophysical chemistry and molecular biology. His field of specialty is the mechanism of action of proteins and the manner in which they act upon the nucleic acids in the cell. This work involves broad applications of recombinant DNA technology. He is a member of the National Academy of Sciences, received the 1978 ACS/Pfizer award for excellence in enzyme research, and is co-author of a widely read textbook on biophysical chemistry. He also previously served as the Chairman, Director of Biological Chemistry, American Chemical Society. Dr. Schimmel has been a Director of the Company since 1981. Dr. Schimmel is a director of Alkermes, Inc. and Cubist Pharmaceuticals, Inc., a biotechnology company.

     Walter C. Herlihy, Ph.D., see biographical information above under "Executive Officers".

     G. William Miller has served as a Director of the Company since January 1982. Mr. Miller is the Chairman of the Board, G. Miller & Co. Inc., a private merchant banking firm. He has served in that capacity for over five years. From January 1990 until February 1992, Mr. Miller was Chairman and Chief Executive Officer of Federated Stores, Inc., an owner and operator of retail department stores, supermarkets and real estate interests. Mr. Miller is a former Chairman of the Board of Governors of the Federal Reserve System and served as Secretary of the Treasury under President Carter. Mr. Miller is Chairman and a director of Waccamaw Corporation, an operator of specialty retail stores, and a director of the DeBartolo Realty Corporation, a real estate investment trust, GS Industries, Inc., a steel and related products company and Kleinwort Benson Australian Income Fund, Inc., a mutual fund.

     No family relationship exists among the officers and directors of the Company or nominees for director.

      INFORMATION WITH RESPECT TO THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met ten times during the fiscal year ended March 31, 1996. Each of the incumbent directors, except for Messrs. Miller and Zeien, attended at least 75% of the aggregate number of meetings of the Board and the committees of which he was a member held during the period in which he served on the Board or such committee.

     The Board has a standing Audit Committee, Compensation Committee and Executive Committee. The Audit Committee, currently consisting of Mr. Miller and Dr. Rich, is responsible for determining the adequacy of the Company's internal accounting and financial controls. It met once with management and the Company's independent public accountants in 1996 to review matters pertaining to the 1995 fiscal year audit. No member of the Audit Committee is a member of the Company's management. The Compensation Committee, currently consisting of Mr. Frusztajer and Dr. Schimmel, is responsible for reviewing matters pertaining to the compensation of the Company's officers and the granting of stock options (other than stock options which are automatically granted to certain members of the Board pursuant to the Company's stock option plan) and contributions to the Company's Employee Stock Ownership Plan. See "Compen-sation of Directors" and "Compensation Committee Report on Executive Compensation." It met four times during fiscal 1996. No member of the Compensation Committee is a member of the Company's management. The Executive Committee, currently consisting of Mr. Miller, Dr. Schimmel and Mr. Herlihy
(an employee of the Company), is authorized to exercise certain powers of the Board not specifically reserved to the Board by the Company's By-Laws or Delaware law. It did not meet during fiscal 1996. The Board does not have a standing nominating committee.

                      SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information with respect to the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 1996, 1995, and 1994, of the Company's "named executive officers", its Chief Executive Officer (the "CEO"), the four other most highly paid executive officers of the Company, and another person who would be among the four most highly compensated executive officers (other than the CEO) but for the fact that such person was not serving as an executive officer of the Company at the end of the last completed year, in each case whose total salary and bonus exceeded $100,000 during the year ended March 31, 1996, (collectively, the "Named Executive Officers") within the meaning of Item 402(a)(3) of Regulation S-K of the Securities Act of 1933, as amended.

                                                                                     All Other
                                                                    Long-Term       Compensation
                                                    Annual         Compensation         ($)
                                               Compensation (1)       Awards            (3)
                                               ----------------    ------------   --------------
                                                         Bonus     Options/SARs
           Name and                Fiscal      Salary     ($)          (#)
      Principal Position           Year         ($)       (2)          (4)
 ----------------------------    ----------    ------    ------    ------------
Walter C. Herlihy (5)               1996     $  6,667      --        100,000             --
  President and Chief
  Executive Officer

Sandford D. Smith (6)               1996      293,422   $73,399         --            $ 2,490
  Former President and Chief        1995      277,659      --        256,738            4,100
  Executive Officer                 1994      269,250      --         24,000           15,110

Leslie Hudson, Ph.D. (7)            1996      201,861    84,340         --              3,720
 Former Executive Vice              1995       67,083      --        125,000             --
  President and Chief
  Operating Officer

Eric M. Bonnem, M.D. (8)            1996      118,061    52,606         --              5,130
  Former Vice President,            1995      203,654      --         50,225            4,500
  Medical Research                  1994      198,627      --          5,000           15,110

Avery W. Catlin (9)                 1996      143,699    36,120         --              3,756
 Former Vice President,             1995      112,500      --         42,000            3,168
  Finance and Chief Financial       1994       94,583     6,700         --              7,907
  Officer

___________________________

(1) The aggregate amount of perquisites and other personal benefits for each of the Named Executive Officers did not exceed the lesser of either $50,000 or 10% of the total of such individual's base salary and bonus, as reported herein, for the applicable fiscal years, and is not reflected in the table.
(2) No bonuses were awarded to the Named Executive Officers for Fiscal Years 1995 and 1994, except that a $6,700 bonus was awarded to Mr. Catlin in Fiscal 1994.
(3) Amounts reported under this column include the dollar value of the following:
                                   Contributions
                                         to         Contributions
                                       401(k)            to
                                      Employee     Employee Stock
                                    Savings Plan   Ownership Plan
                Name           Year         ($)              ($)
     --------------------  ---    ------------   --------------
     Sandford D. Smith      1996       $2,490             --
                            1995        4,100             --
                            1994        4,497          $10,613

     Leslie Hudson, Ph.D.   1996        3,720             --
                            1995          --               --

     Eric M. Bonnem, M.D.   1996        5,130             --
                            1995        4,500             --
                            1994        4,497           10,613

     Avery W. Catlin        1996        3,756             --
                            1995        3,168             --
                            1994        3,145            4,762

(4) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan payouts during the fiscal years ended March 31, 1996, 1995 or 1994.
(5) In March 1996, Mr. Herlihy became an officer of the Company in connection with the Company's acquisition and merger with Glycan.
(6) In March 1996, Mr. Smith left the Company to pursue other interests.
(7) In January 1996, Dr. Hudson left the Company to pursue other interests. Dr. Hudson joined the Company in December 1994.
(8) In September 1995, Dr. Bonnem left the Company to pursue other interests.
(9) In April 1996, Mr. Catlin left the Company to pursue other interests.

Option Grants in Last Fiscal Year

                   OPTIONS/SARs GRANTED IN LAST FISCAL YEAR

                              Individual Grants

     The following table sets forth certain information regarding individual grants of stock options to purchase shares of Common Stock made to the Named Executive Officers during the fiscal year ended March 31, 1996.

                                                                                                          Potential
                                                                                                      Realizable Value
                                                                                                         at Assumed
                                                                                                       Annual Rates of
                                                                                                         Stock Price
                                                                                                      Appreciation for
                                                                                                     Option Term ($) (1)
                                                                                                 --------------------------
                                                 Percent of
                                               Total Options/
                              Options/              SARs               Exercise
                               SASRs             Granted to            or Base
                              Granted           Employees in            Price       Expiration
           Name                 (#)             Fiscal Year           ($/Share)        Date           5%            10%
- --------------------------    --------    ------------------------    ----------    ----------    ----------   ------------
Walter C. Herlihy             100,000               22.0%               $1.25         3/4/06       $203,612      $324,218

____________________________

(1) Amounts represent hypothetical gains that could be achieved from the exercise of the respective options and the subsequent sale of the Common Stock underlying such options if the options were exercised immediately prior to the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted. These rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

              AGGREGATE OPTIONS/SARs GRANTED IN LAST FISCAL YEAR

The following table sets forth certain information regarding stock options held as of March 31, 1996 by the Named Executive Officers.

                                                                             Number of Unexercised        Value of Unexercised
                                                                               Options at Fiscal          In-the-Money Options
                                    Shares                                         Year-End                at Fiscal Year-End
                                   Acquired                 Value                Exercisable/                 Exercisable/
           Name               on Exercise ($) (1)       Realized ($)           Unexercisable (2)          Unexercisable ($) (3)
- --------------------------     -------------------    ------------------    ------------------------   --------------------------

Walter C. Herlihy                      --                     --               --          100,000          --             --
Sandford D. Smith                      --                     --             85,083        167,655          --             --
Leslie Hudson, Ph.D.                   --                     --              5,000         20,000          --             --
Eric M. Bonnem, M.D.                   --                     --               --             --            --             --
Avery W. Catlin                                                                                                            --
                                       --                     --              8,785         25,715          --

______________________________

(1) None of the Named Executive Officers exercised any stock options during the fiscal year ended March 31, 1996.
(2) Represents the aggregate number of stock options held as of March 31, 1996 which can and cannot be exercised pursuant to the terms and provisions of the applicable stock option agreements and the Plan.
(3) All of the unexercised stock options held by the Named Executive Officers at fiscal year end were "out of the money", i.e., the exercise price of the options exceeded the fair market value of the Common Stock.

Compensation of Directors

     Outside directors who are not officers of the Company or representatives of one of the Company's major corporate shareholders receive $1,500 for each Board and Committee meeting which they attend. Drs. Schimmel and Rich, the Co-Chairmen of the Board of Directors, are compensated pursuant to consulting agreements described below and receive no separate compensation for attendance at meetings or otherwise as directors.

   Under the terms of the 1992 Repligen Corporation Stock Option Plan dated as of April 17, 1992 (as currently in effect) (the "Plan"), each non-employee director, other than the Co-Chairmen of the Board of Directors, is entitled to receive every three years, beginning in fiscal year 1993, an option to purchase 5,000 shares of Common Stock at an option price equal to the fair market value of the Common Stock on the date of grant, determined in accordance with the terms of the Plan (the "Board Options"). Additionally, each non-employee director who has joined the Board after the effective date of the Plan is entitled to receive a Board Option to purchase 10,000 shares of Common Stock on the date he or she joins the Board. The Board Options vest in equal annual installments of 20% of the underlying shares commencing on the one year anniversary of the date of grant. Board Options have a term of ten years, subject to early termination in the event of death or removal or resignation from the Board. No director is entitled to receive Board Options covering more than an aggregate of 20,000 shares. In September 1995, Messrs. Frusztajer, Miller and Zeien each received a Board Option to purchase 5,000 shares of Common Stock at an exercise price of $1.625 per share.

   The Company paid to each of Drs. Schimmel and Rich $43,200 during the fiscal year ended March 31, 1996 pursuant to consulting agreements which have similar terms. These agreements are automatically extended for successive one-year terms unless terminated by either party at least 90 days prior to the next anniversary date. Dr. Schimmel's agreement will expire on September 30, 1996 and Dr. Rich's agreement will expire on October 31, 1996. Drs. Schimmel and Rich have advised the Company that they have no present intention of terminating their agreements prematurely. The Company's subsidiary, Amira, Inc., also has a consulting arrangement with Dr. Schimmel under which he was paid $6,000 for the fiscal year ended March 31, 1996.

Executive Employment Agreements

     On August 28, 1986, the Company entered into a letter agreement with Sandford D. Smith pursuant to which he became the President, Chief Executive Officer and a Director of the Company (the "Smith Agreement"). Under the terms of the Smith Agreement, Mr. Smith was entitled to a minimum salary of $150,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Mr. Smith's salary was set by the Board at $278,000 per annum for the fiscal year ended March 31, 1996. Additionally, Mr. Smith was eligible to receive discretionary bonuses and to participate in all of the Company's welfare, profit sharing, retirement and savings plans on the same basis as other employees of the Company. Mr. Smith received a stock option to purchase 175,000 shares of Common Stock pursuant to the Smith Agreement. In March 1996, Mr. Smith resigned his position with the Company to pursue other interests and under the terms of the Smith Agreement he received a severance payment of $22,088.

   On May 9, 1992, the Company entered into a letter agreement with Avery W. Catlin pursuant to which he joined the Company (the "Catlin Agreement"). Under the terms of the Catlin Agreement, Mr. Catlin was entitled to a minimum salary of $85,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Mr. Catlin's salary was set by the Board at $140,000 per annum for the fiscal year ended March 31, 1996. Additionally, Mr. Catlin was eligible for participation in the Company's Senior Staff Initiative Plan and in all of the Company's welfare, profit sharing, retirement and savings plans on the same basis as other employees of the Company. Mr. Catlin received a stock option to purchase 12,500 shares of Common Stock pursuant to the Catlin Agreement. On February 17, 1995, the Catlin Agreement was amended to provide that, if Mr. Catlin's employment was terminated, he would be entitled to continue receiving his salary for a period of nine months following termination. In April 1996, Mr. Catlin resigned his position with the Company to pursue other interests and under the terms of the Catlin Agreement he will receive severance payments of $11,667 per month through January 1997.

   On March 14, 1996, the Company entered into letter agreements with Messrs. Herlihy, Rusche and Witt in connection with the Company's acquisition and merger with Glycan (the "Herlihy Agreement", the "Rusche Agreement" and the "Witt Agreement", respectively). Under terms of the Herlihy Agreement, Mr. Herlihy is entitled to a minimum salary of $160,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Additionally, Mr. Herlihy is eligible for participation in all of the Company's welfare, profit sharing, retirement and savings plans on the same basis as other employees of the Company. Mr. Herlihy received a stock option to purchase 100,000 shares of Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Herlihy Agreement. Mr. Herlihy's employment by the Company may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Mr. Herlihy would be entitled to continue receiving his salary for a period of eight months or until he finds other employment, whichever occurs first.

   Under terms of the Rusche Agreement, Mr. Rusche is entitled to a minimum salary of $115,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Additionally, Mr. Rusche is eligible for participation in all of the Company's welfare, profit sharing, retirement and savings plans on the same basis as other employees of the Company. Mr. Rusche received a stock option to purchase 60,000 shares of Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Rusche Agreement. Mr. Rusche's employment by the Company may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Mr. Rusche would be entitled to continue receiving his salary for a period of six months or until he finds other employment, whichever occurs first.

   Under terms of the Witt Agreement, Mr. Witt is entitled to a minimum salary of $115,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Additionally, Mr. Witt is eligible for participation in all of the Company's welfare, profit sharing, retirement and savings plans on the same basis as other employees of the Company. Mr. Witt received a stock option to purchase 60,000 shares of Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Witt Agreement. Mr. Witt's employment by the Company may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Mr. Witt would be entitled to continue receiving his salary for a period of six months or until he finds other employment, whichever occurs first.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Frusztajer and Dr. Schimmel. No member of the Compensation Committee is a current or former employee of the Company. There are no Compensation Committee interlocks between the Company and any other entities involving any of the executive officers or directors of such entities.

           STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information as of July 18, 1996 concerning beneficial ownership by (i) all shareholders known by the Company to own more than five percent of the Company's outstanding voting securities,
(ii) each of the Named Executive Officers, (iii) all directors and nominees, and (iv) all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days of July 18, 1996 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                             Amount of Beneficial Ownership
                                                                              Percentage
                                                                                  of
                                                      Number of Shares          Common
    Name and Address of Beneficial Owners          Beneficially Owned (1)     Stock (2)
 ---------------------------------------------   -------------------------    ----------
Paul Schimmel, Ph.D.                                 536,732          (3)         3.4%
 Massachusetts Institute of Technology
  77 Massachusetts Avenue
  Cambridge, MA 02139
Alexander Rich, M.D.                                 439,700          (4)         2.8%
 Massachusetts Institute of Technology
  77 Massachusetts Avenue
  Cambridge, MA 02139
Walter C. Herlihy                                     74,868                       *
 Repligen Corporation
  117 Fourth Avenue
  Needham, MA 02194
Boruch B. Frusztajer                                  49,500          (5)          *
 BBF Corporation
  275 Wyman Street
  Waltham, MA 02154

                             Amount of Beneficial Ownership

                                                                              Percentage
                                                                                  of
                                                      Number of Shares          Common
    Name and Address of Beneficial Owners          Beneficially Owned (1)     Stock (2)
 ---------------------------------------------   -------------------------    ----------

G. William Miller                                     24,000          (6)          *
 G. Miller & Co.
  1215 19th Street NW
  Washington, DC 20036
Avery W. Catlin                                       17,070          (7)          *
 241 Central Street
  Hingham, MA 02043
Sandford D. Smith                                      8,388                       *
 17 Pier Seven
  Charlestown, MA 02129
Alfred M. Zeien                                        4,000          (8)          *
 The Gillette Company
  Prudential Tower Building
  Boston, MA 02199
Elizabeth M. Greetham                                  2,000          (9)          *
 Weiss, Peck & Greer
  One New York Plaza
  New York, NY 10004
All directors and executive
  officers as group (13 persons)                   1,156,258         (10)(11)    7.6%

_____________________________________

* Represents less than 1% of the outstanding shares.

 (1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group, which may be exercised within 60 days after the date of this Proxy Statement ("presently exercisable stock options"), as set forth below.
 (2) As of July 18, 1996, there were 15,602,542 shares of the Company's Common Stock outstanding. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options held by a person or group are deemed outstanding for the purpose of computing the percentage ownership of such person or group.
 (3) Includes shares held jointly with Dr. Schimmel's spouse; also includes 26,650 shares held in a charitable trust of which Dr. Schimmel is a trustee; excludes shares held by Dr. Schimmel's adult children. Dr. Schimmel disclaims beneficial ownership of the shares held by these children.
 (4) Includes 60,000 shares held by Dr. Rich's spouse; excludes shares held by Dr. Rich's adult children. Dr. Rich disclaims beneficial ownership of the shares held by these children.
 (5) Excludes shares held by Mr. Frusztajer's adult children. Mr. Frusztajer disclaims beneficial ownership of the shares. Includes 4,000 shares beneficially owned by Mr. Frusztajer which may be acquired within 60 days of the date of this Proxy Statement pursuant to Board Options. See "Compensation of Directors".
                      (footnotes continued on following page)

 (6) Includes 4,000 shares beneficially owned by Mr. Miller which may be acquired within 60 days of the date of this Proxy Statement pursuant to Board Options. See "Compensation of Directors".
 (7) Includes 13,570 shares beneficially owned by Mr. Catlin which may be acquired within 60 days of the date of this Proxy Statement pursuant to an option.
 (8) Excludes 421,408 shares of Common Stock held by The Gillette Company, of which Mr. Zeien is the Chairman and Chief Executive Officer. See "Biographical Information". Includes 4,000 shares which may be acquired within 60 days of the date of this Proxy Statement pursuant to two non-statutory stock options held by Mr. Zeien for the benefit of The Gillette Company. Mr. Zeien disclaims beneficial ownership of these shares.
 (9) Includes 2,000 shares beneficially owned by Ms. Greetham which may be acquired within 60 days of the date of this Proxy Statement pursuant to Board Options. See "Compensation of Directors".
(10) Includes 27,570 shares beneficially owned by all executive officers and directors as a group which may be acquired within 60 days of the date of this Proxy Statement pursuant to various options.
(11) The table does not include the beneficial ownership of Eric M. Bonnem, M.D., formerly the Vice President, Medical Research of the Company, who resigned from the Company in September 1995 to pursue other interests.

                    SECTION 16(A) REPORTING DELINQUENCIES

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Except as set forth below, to the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were fulfilled in a timely manner. The table below shows the officers and directors who failed to file reports required by Section 16(a) during the last fiscal year, showing, for each of them, the number of late reports, the number of transactions that were not reported on a timely basis and, to the Company's knowledge, the number of reports not filed.

          Name              Late Reports     Reports Not Filed      Transactions
- ------------------------     -------------    ------------------   ---------------
Alexander Rich, M.D.              2                   0                   1
Boruch B. Frusztajer              1                   1                   1
G. William Miller                 1                   1                   1
Alfred M. Zeien                   1                   1                   1
Elizabeth M. Greetham             1                   1                   1
Walter C. Herlihy                 1                   1                   2
James R. Rusche                   1                   1                   2
Daniel P. Witt                    1                   1                   2

The Company is assisting its officers and directors in bringing their Section 16(a) reports up to date and has taken steps to assist them in complying with their reporting obligations in the future.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, which meets on a periodic basis, is currently comprised of two non-employee members of the Board of Directors (Mr. Frusztajer and Dr. Schimmel). The Committee formulates and administers the Company's compensation policies for the President and Chief Executive Officer and all vice presidents of the Company. The Committee is also responsible for determining to whom and under what terms stock options should be granted (other than options which are automatically granted to members of the Board of Directors) under the Plan and the amount of contributions to the Company's Employee Stock Ownership Plan.

Compensation Philosophy

In designing its compensation programs, the Company takes into account a number of considerations, some relevant to companies in general and some relevant primarily to biotechnology and other research and development intensive companies. The ultimate goal of the Company's compensation program is to motivate each employee to enhance stockholder value, to provide a fair reward for this effort, and to stimulate each employee's professional and personal growth. In addition, the Company's compensation program attempts to achieve the following:

   (bullet) Provide compensation which is consistent with the Company's annual and long term objectives and achievements.

   (bullet) Promotion and reward of individual initiative, effort and accomplishment.

   (bullet) Establishment of a competitive total compensation package that enables the Company to attract and retain qualified and motivated personnel.

Performance Criteria

Since the Company is still in the process of developing its proprietary products and because of the highly volatile nature of biotechnology stocks in general, it is not appropriate to use the traditional performance standards, such as profit levels and stock performance, to measure the success of the Company and an individual's contribution to that success.

   Accordingly, the compensation of executive officers is based, for the most part, on the achievement of certain goals by the Company as a whole and the individual (and his or her business unit) concerned. The Committee therefore examines three specific areas in formulating the compensation packages of its five most senior executives. Criteria and specific goals within each category are as follows:

   Company Performance:

   (bullet) The extent to which key research, clinical, product manufacturing, product sales and financial objectives of the Company have been met during the preceding fiscal year.

   (bullet) The development, acquisition and licensing of key technology.

   (bullet) The achievement by the Company of certain milestones, whether specified in agreements with third party collaborators or determined internally.

   Executive Performance:

   (bullet) An executive's involvement in and responsibility for the development and implementation of strategic planning and the attainment of strategic objectives of the Company.

   (bullet) The participation by an executive in the relationship between the Company and the investment community.

   (bullet) The involvement of an executive in personnel recruitment, retention and morale.

   (bullet) The responsibility of the executive in working within budgets, controlling costs and other aspects of expense management.

   Other Factors:

   (bullet) The necessity of being competitive with companies in the pharmaceutical and biotechnology industries, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

Mix of Compensation

The Company's executive compensation has four principal components: base salary; annual cash bonuses; incentive and/or non-qualified stock options; and miscellaneous benefits.

   In each case, the Committee regularly compares the individual elements comprising the Company's executives' mix of compensation to that of a similar group of other biotechnology companies.

   The comparison group is based on a multi-tiered classification of representative companies within the biotechnology industry according to numerous characteristics, including but not limited to company size, the number of proprietary products, stage of development of the company's products and total revenues. The tiered classification of biotechnology companies is reviewed annually and, if appropriate, revised as members of such tiers change from year to year.

   After completing a review of the comparison group's compensation policies, the Committee determines competitive compensation levels for each executive position.

   Levels of base salary are reviewed on an annual basis by the Committee. Base salary may be altered in line with changes in compensation amongst the companies included in the Committee's comparison group and further adjusted if the committee determines that an executive's contribution to the Company has increased or decreased.

   Annual cash bonuses are generally voted in April and calculated as a percentage of an executive's base salary as determined by both the bonus schedule that is established at the beginning of each fiscal year and by the various criteria set forth above. Stock options are also awarded from time to time based upon the same criteria and are intended both to retain and reward the executive and to provide further incentive for him or her to continue contributing to the long-term success of the Company.

Committee Activities

Sandford D. Smith The base salary for fiscal year 1996 for Sandford D. Smith, the former President and Chief Executive Officer of the Company, was $278,000, which represents the same base salary as fiscal 1995. Although many of the Company's objectives were met or exceeded in fiscal 1996, the Committee determined not to increase Mr. Smith's base salary in light of the Company's financial situation.

   Stock options covering 22,500 shares of the Company's common stock were awarded to Mr. Smith under the Plan in May 1995, contingent upon the completion of a proposed merger with Medco Research, Inc. The merger was not successfully completed and these options lapsed. During fiscal 1996, the Committee put in place an Incentive and Retention Program (the "Program") to retain employees essential to the operations of the Company. Under the terms of the Program, Mr. Smith received a bonus of $73,399.

   Walter C. Herlihy In connection with the Company's acquisition and merger with Glycan, Mr. Herlihy joined the Company as President and Chief Executive Officer at a base salary of $160,000 and was awarded stock options covering 100,000 shares of the Company's common stock at $1.25 per share, vesting at 20% per annum over five years. In making such determination, the Committee viewed the individual components of Mr. Herlihy's compensation package in light of those of the companies within the comparison group and applied the various criteria listed above under "Company Performance" and "Executive Performance."

Respectfully submitted by the Compensation Committee,

Boruch B. Frusztajer
Paul Schimmel

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                        STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a five year comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the NASDAQ Stock Market Index (U.S.) (the "NASDAQ Composite Index") and the NASDAQ Pharmaceutical Stock Index (the "NASDAQ Pharmaceutical Index"). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

[GRAPHIC]

            RGEN                         NASDAQ
           Closing        NASDAQ        Composite
            Stock    Pharmaceutical       Index
 Year       Index          Index         (U.S.)
- -----     ----------    ------------   -----------
1991         100            100            100
1992         113            138            127
1993          50             95            147
1994          36             96            158
1995          12             96            176
1996           8            169            239

   Assumes $100 invested on March 31, 1991 in each of Repligen Corporation Common Stock, the securities comprising the NASDAQ Composite Index and the securities comprising the NASDAQ Pharmaceutical Index.

                 PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN

Proposed Amendment

The 1992 Repligen Corporation Stock Option Plan (the "1992 Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in September, 1993. A maximum of 2,403,305 shares of Common Stock are currently reserved for issuance under the 1992 Plan upon the exer-cise of options. The Board of Directors has approved and recommended to the stockholders that they approve an amendment to increase the number of stock options granted automatically to non-employee directors of the Company under the 1992 Plan.

   Under the terms of the 1992 Plan, each non-employee director, other than the Co-Chairmen of the Board of Directors, is entitled to receive every three years, beginning in fiscal year 1993, an option to purchase 5,000 shares of Common Stock at an option price equal to the fair market value of the Common Stock on the date of grant, determined in accordance with the terms of the Plan (the "Board Options"). Additionally, each non-employee director who has joined the Board after the effective date of the Plan is entitled to receive a Board Option to purchase 10,000 shares of Common Stock on the date he or she joins the Board. The Plan presently provides for an overall limitation on Board Options of 20,000 Board Options per eligible director.

   The Board proposes to amend the Plan by providing for a grant to newly-elected, non-employee directors of an option to purchase 24,000 shares of Common Stock on the date such person becomes a member of the Board of Directors. The Board proposes that such options vest equally over a three-year period from the date of grant. Beginning on September 10, 1996, the Board proposes to grant annually to each of its existing directors an option to purchase 5,000 shares of Common Stock to vest in full on the first anniversary of the date of the grant, provided such person is still a director on such anniversary. Accordingly, the Board also proposes to increase the overall limitation of Board Options permissible for grant to 50,000.

   The Company's management relies on stock options as part of the compensation packages necessary for the Company to attract and retain experienced officers, employees and directors. The Board of Directors of the Company believes that the proposed increase in the number of shares to be automatically granted to non-employee directors as Board Options will enable the Company to secure the attraction and retention of superior individuals to serve as director.

Summary of the 1992 Plan, as Presently in Effect

Types of Options Authorized by the 1992 Plan

The 1992 Plan permits the Company to grant both incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and other options which do not qualify as incentive stock options. Of such latter options, certain options (the "Non-Qualified Options") will be granted in the sole discretion of the Committee referred to below and certain other options (the "Board Options") are granted to eligible non-employee members of the Board of Directors.

   The aggregate number of shares of Common Stock reserved for issuance under the 1992 Plan is 2,403,305.

Administration

To the extent that it relates to Incentive Stock Options and Non-Qualified Options, the 1992 Plan is administered by the members of a committee (the "Committee") composed of two or more non-employee members of the Board of Directors who do not receive discretionary options under the 1992 Plan and who have not at any time within one year prior to their appointment as members of the Committee received discretionary grants or awards under any other stock plan of the Company or its subsidiaries. The members of the Committee are eligible to receive Board Options which are not discretionary in nature. To the extent that it relates to the granting of Board Options, the 1992 Plan is designed to operate automatically and does not require administration; however, to the extent that such administration is necessary it will be provided by the Committee.

Eligibility

Incentive Stock Options. Incentive stock options are only granted to key employees of the Company or its subsidiaries.

   Non-Qualified Options. Non-Qualified Options are granted under the 1992 Plan to directors and officers of the Company and full or part-time employees employed on a salaried or commission basis by the Company or its subsidiaries, as well as any individual performing services for the Company or any subsidiary as an independent contractor.

   Board Options. Board Options are granted only to members of the Board of Directors of the Company, other than the current co-chairmen of the Board of Directors, who are not employees of either the Company or its subsidiaries.

Grants Under the 1992 Plan

Incentive Stock Options and Non-Qualified Options. Subject to the terms of the 1992 Plan, the Committee has full authority to determine the individuals to whom, and the time or times at which, Incentive Stock Options and Non-Qualified Options should be and are granted.

   Board Options. Each eligible director of the Company is entitled every three years, beginning in fiscal 1993, to receive an option to purchase 5,000 shares of Common Stock and each person who becomes a non-employee member of the Board of Directors shall receive at the time such person first becomes a member of the Board of Directors an option to purchase 10,000 shares of Common Stock. The Plan provides for an overall limitation that no member of the Board of Directors shall receive Board Options for in excess of 20,000 shares of Common Stock.

Option Prices

Incentive Stock Options. The purchase price of Common Stock under each Incentive Stock Option shall not be less than 100% of the fair market value of the stock at the time of the granting of the option. For purposes of the 1992 Plan, "fair market value" is equal to the average NASDAQ National Market closing price (or the average closing price on an exchange if the Common Stock is then traded on an exchange) per share of Common Stock for the thirty trading days immediately preceding the date of the grant of an option, or such other amount as shall be determined from time to time by the Committee pursuant to criteria which it may deem to be appropriate.

   Non-Qualified Options. The purchase price of Common Stock under Non-Qualified Options shall be as determined in the sole discretion of the Committee, although in no case shall the price per share be less than the par value per share of Common Stock.

Board Options. The purchase price of the Common Stock under each Board Option shall be equal to the average NASDAQ National Market System closing price (or the average closing price on an exchange if the Common Stock is then traded on an exchange) per share of Common Stock for the thirty trading days immediately preceding the date of the grant of such Board Option.

Term

If not presently exercised, all options granted under the 1992 Plan will expire no later than ten years after the date of grant thereof.

Adjustments

The 1992 Plan provides for adjustments in the number of shares reserved and in option prices in the event of a stock dividend or stock split and for other equitable adjustments in the event of recapitalization, merger or similar occurrences.

Federal Income Tax Consequences

Incentive Stock Options. The following general rules are applicable under current Federal income tax law to ISOs under the 1992 Plan:

   1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no tax deduction is allowed to the Company upon either grant or exercise of an ISO.

   2. If shares acquired upon exercise of an ISO are not disposed of within
(i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

   3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

   4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for income tax purposes.

   5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

   6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

   7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

   8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a rate of 26% or 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

   Non-Qualified Options and Board Options. The following general rules are applicable under current Federal income tax law to Non-Qualified Options under the 1992 Plan:

   1. The optionee generally does not realize any taxable income upon the grant of a Non-Qualified Option, and the Company is not allowed a business expense deduction by reason of such grant.

   2. The optionee generally will recognize ordinary compensation income at the time of exercise of a Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

   3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

   4. The Company generally should be entitled to a tax deduction when compensation income is recognized by the optionee.

   5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

   The Board of Directors recommends a vote FOR the approval of the proposal to amend the Company's 1992 Stock Plan to increase the grant of Board Options under the Plan.

              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Arthur Andersen LLP, certified public accountants, has been appointed by the Board, upon recommendation of the Audit Committee of the Board, as independent auditors for the Company to examine and report on its financial statements for the 1997 fiscal year, which appointment is being submitted to the stockholders for ratification at the Annual Meeting. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The appointment of the independent auditors will be ratified if it receives the affirmative vote of the holders of a majority of shares of the Common Stock of the Company present at the Annual Meeting, in person or by proxy. Submission of the appointment of the auditors to the stockholders for ratification will not limit the authority of the Board to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

The Board recommends a vote FOR ratification of its appointment of Arthur Andersen LLP as independent auditors for the 1997 fiscal year.

                           STOCKHOLDERS' PROPOSALS

     Any proposal by a stockholder of the Company intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal executive office not later than March 31, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

                                OTHER BUSINESS

     Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the Proxies will be voted by the persons named therein in accordance with their judgment on such matters.

     Even if you plan to attend the Annual Meeting in person, please sign, date and return the enclosed Proxy promptly. A postage-paid return-addressed envelope is enclosed for your convenience. Your cooperation in giving this matter your immediate attention and in returning your proxies will be appreciated.

     The cost of solicitation of proxies will be borne by the Company, and in addition to directly soliciting stockholders by mail, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail or telephone following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist the Company in soliciting proxies. If the Company does retain a proxy solicitation firm, the Company would pay such firm customary fees and expenses.

July 25, 1996

[PROXY CARD]
- -----------------------------------------------------------------------------
                                    DETACH HERE                         REP F

                              REPLIGEN CORPORATION
P                Proxy for the Annual Meeting of Shareholders
R                              September 10, 1996
O
X                           THIS PROXY IS SOLICITED BY
Y                THE BOARD OF DIRECTORS OF REPLIGEN CORPORATION

     The undersigned hereby appoints Walter C. Herlihy and Daniel P. Witt, and each of them alone, proxies with full power of substitution, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Repligen Corporation to be held on Tuesday, September 10, 1996, at 10:00 a.m., local time, at the offices of the Corporation, 117 Fourth Avenue, Needham, Massachusetts 02194, and any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated July 25, 1996, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may be incidental to the meeting or any adjournments thereof.
                                                                ______________
                                                               | SEE REVERSE  |
                CONTINUED AND TO BE SIGNED ON REVERSE SIDE     |    SIDE      |
                                                               |______________|

- ------------------------------------------------------------------------------
                                DETACH HERE                             REP F

/X/  Please mark
     votes as in
     this example.                                                       _____
                                                                              |
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2 AND 3, AND AUTHORITY WILL BE DEEMED GRANTED UNDER
     ITEM 4 TO HAVE THE PROXIES VOTE UPON SUCH ADJOURNMENTS THEREOF.

     1.  To elect a Board of Directors for the ensuing year.
     Nominees:  Alexander Rich, M.D., Paul Schimmel, Ph.D.,
     Walter C. Herlihy, G. William Miller

             For                Withheld
             / /                  / /
                                                       MARK HERE
    / / _____________________________                  FOR ADDRESS
        For all nominees except as noted above         CHANGE AND    / /
                                                       NOTE BELOW

     2.  To ratify the selection of the         FOR  AGAINST  ABSTAIN
         firm of Arthur Andersen LLP            / /    / /      / /
         as independent auditors of the
         Corporation for the fiscal year
         ending March 31, 1997.


     3.  To ratify the proposed                 FOR  AGAINST  ABSTAIN
         amendments to the Company's            / /    / /      / /
         1992 Repligen Corporation
         Stock Option Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     (If signing as attorney, executor, trustee, or guardian, please give your full title as such. If stock is held jointly, each owner should sign.)


Signature: _____________________________ Date: ___________

Signature: _____________________________ Date: ___________